UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 26, 2016

To the Stockholders of Federal Signal Corporation:
The Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”), a Delaware corporation, will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 26, 2016, at 8:30 a.m., local time, for the following purposes:

•	To elect nine directors;

•	To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016; and

•	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of Federal Signal Corporation (the “Board”) has fixed the close of business on March 4, 2016 as the record date for the meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting (or any adjournment(s) or postponement(s) of the Annual Meeting).
The Board recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s NEO compensation and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 16, 2016, contains instructions on how to access the proxy statement, this notice, and our 2015 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the Annual Meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2012 or email us at info@federalsignal.com.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 16, 2016

EQUITY COMPENSATION PLAN INFORMATION	51
FUTURE STOCKHOLDER PROPOSALS	51
OTHER BUSINESS	51
APPENDIX A	A - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., local time, on Tuesday, April 26, 2016
Place:  Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523
Record Date:  March 4, 2016
Common Shares Outstanding on Record Date: 62,426,244
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Nine Directors	For all nominees	9
Proposal 2	Advisory Vote to Approve our Named Executive Officer Compensation	For	48
Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2016	For	50
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF NINE DIRECTORS
DIRECTOR NOMINEES

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
James E. Goodwin (1)	71	2005	Lead Independent Director, Federal Signal Corporation	Yes		✓	✓
Paul W. Jones	67	1998	Former Executive Chairman and Chief Executive Officer (“CEO”), A. O. Smith Corporation	Yes		✓	Chair
Bonnie C. Lind	57	2014	Sr. Vice President, Chief Financial Officer (“CFO”) and Treasurer, Neenah Paper, Inc.	Yes	✓
Dennis J. Martin (1)	65	2008	Executive Chairman, Federal Signal Corporation	No

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Richard R. Mudge	70	2010	President, Compass Transportation and Technology, Inc.	Yes	✓
William F. Owens	65	2011	Former Governor of Colorado	Yes		✓	✓
Brenda L. Reichelderfer	57	2006	Sr. Vice President and Managing Director, TriVista Business Group	Yes		Chair	✓
Jennifer L. Sherman (1)	51	2016	President and CEO, Federal Signal Corporation	No
John L. Workman	64	2014	Former CEO, Omnicare, Inc.	Yes	Chair

(1)	On January 1, 2016, Mr. Goodwin was elected Lead Independent Director, Mr. Martin was named Executive Chairman of the Board and Ms. Sherman was appointed President and CEO and director.
All nominees are current directors. Each nominee attended at least 75% of the aggregate of all fiscal year 2015 meetings of the Board and each Committee on which he or she served.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2015): Audit (8); Compensation and Benefits (7); and Nominating and Governance (5)
Independent Directors Meet without Management: Yes
Separate Chairman and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes
Policy Prohibiting Hedging, Short Sale and Pledging: Yes
Recoupment Policy (Clawback): Yes
FISCAL YEAR 2015 AND RECENT HIGHLIGHTS

•	Operating income improved by $14.5 million, or 16%, to $103.2 million, from $88.7 million in 2014.

•	Operating margin improved to 13.4%, from 11.4% in 2014.

•	Adjusted diluted earnings per share from continuing operations** increased by 16%, to $1.02 per share, from $0.88 per share in 2014.

•	Cash flow from continuing operations increased to $91.1 million, up 12% compared to 2014.

•
Cash and cash equivalents exceeded total debt by $31.9 million, compared to a net debt balance of $26.1 million at December 31, 2014. As a result, we reduced our interest expense by 36% to $2.3 million, down from $3.6 million in 2014.

•	We paid dividends totaling $15.6 million in 2015, compared to $5.6 million in 2014.

•
We repurchased approximately 725,000 shares in 2015 for a total of $10.6 million. The remaining aggregate authorization under our repurchase programs was $69.1 million at year end, representing approximately 8% of our market capitalization.

•	Our debt leverage remains low, at 0.4 times adjusted EBITDA.**

•
We continued our focus on return on invested capital (“ROIC”) in 2015 and we continue to use ROIC as a performance metric in our long-term incentive compensation programs. This increased focus contributed to a significant year-over-year improvement in ROIC, which we define as net operating profit after taxes divided by average invested capital.

•
In January 2016, we completed the sale of our Bronto Skylift business, initially receiving proceeds of approximately $83 million, with the remaining purchase price of approximately $4 million expected to be paid, along with the payment of the working capital and net debt adjustments, by the end of the second quarter of 2016.

•	In January 2016, we executed a new five-year $325 million revolving credit facility to replace our existing $225 million credit facility.

•
In January 2016, we completed the acquisition of Westech Vac Systems, Ltd., a Canadian manufacturer of high-quality, rugged vacuum trucks, for an initial purchase price of C$8 million (approximately U.S. $5.8 million), subject to certain working capital adjustments.

•
In February 2016, we entered into a definitive agreement to acquire substantially all of the Canadian and U.S. assets and operations of Joe Johnson Equipment for initial consideration of C$108 million (approximately U.S. $79 million), subject to certain post-closing adjustments, a deferred payment of approximately C$8 million, and a contingent earn-out payment of up to C$10 million. The transaction is expected to close by the end of the second quarter of 2016.

**	As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measures in Appendix A.
PROPOSAL 2: ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
Key Elements of our 2015 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash)	✓	Earnings and Primary Working Capital	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (1)			Annual equity awards link long-term financial interests of executives to those of our stockholders.
• Performance Share Units	✓	Earnings Per Share from Continuing Operations and Return on Invested Capital	Performance share units are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.
• Stock Options (2)		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.

(1)	Time-based restricted stock units may also be awarded. No such awards were granted to Section 16 Officers in 2015.

(2)	In our view, stock options are inherently at-risk because they only have value if share price increases over grant date value.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2016.

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 26, 2016
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 26, 2016, at 8:30 a.m., local time. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting is:

1.	To elect nine directors;

2.	To approve, on an advisory basis, the compensation of our NEOs;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily by the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 16, 2016, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2015 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 16, 2016.
Voting Your Shares
Only stockholders owning shares of our common stock on March 4, 2016, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the nine directorships and on each other matter presented at the Annual Meeting. On the record date, there were 62,426,244 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or

•
In Person: If you are a stockholder of record, you may vote in person at the Annual Meeting. You are a stockholder of record if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a stockholder of record. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.
If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the nine director nominees named on the proxy card, “for” the advisory approval of the

Company’s NEO compensation, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1). Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive more total votes cast “for” his or her election than total “withhold authority” votes cast and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation.  The Board will take action on the Nominating and Governance Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Advisory approval of the Company’s NEO compensation requires the affirmative vote of a majority of shares of our common stock cast in person or by proxy (Proposal 2).
Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy (Proposal 3).
In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. For Proposals 1, 2 and 3, pursuant to our By-Laws, abstentions are not considered votes cast on those proposals.
Shares Held in 401(k) Plan
Our 401(k) Plan (the Federal Signal Corporation Retirement Savings Plan) held 1,082,734 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan, as of March 4, 2016. If you are a participant in our 401(k) Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the 401(k) Plan. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:

•	Voting by telephone or Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;

•	Filing a written notice of revocation with our Corporate Secretary; or

•	Attending the Annual Meeting and voting your shares in person (Note: Attendance alone at the Annual Meeting will not revoke a proxy).

Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2012. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of March 4, 2016.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Royce & Associates, LLC	5,910,624 (2)	9.5%
745 Fifth Avenue
New York, NY 10151
BlackRock, Inc.	5,881,473 (3)	9.4%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	5,169,981 (4)	8.3%
Building One
6300 Bee Cave Road
Austin, TX 78746
Franklin Mutual Advisers, LLC	4,413,348 (5)	7.1%
101 John F. Kennedy Parkway
Short Hills, NJ 07078

(1)	Based on 62,426,244 shares of common stock issued and outstanding as of March 4, 2016.

(2)
Based solely on a Schedule 13G (Amendment No. 1) filed with the United States Securities and Exchange Commission (the “SEC”) on January 13, 2016, in which Royce & Associates, LLC reported that, as of December 31, 2015, it had sole voting and dispositive power over 5,910,624 shares.

(3)
Based solely on a Schedule 13G (Amendment No. 7) filed with the SEC on January 26, 2016, in which BlackRock, Inc. reported that, as of December 31, 2015, it had sole voting power over 5,741,906 shares and sole dispositive power over 5,881,473 shares.

(4)
Based solely on a Schedule 13G (Amendment No. 3) filed with the SEC on February 9, 2016, in which Dimensional Fund Advisors LP reported that, as of December 31, 2015, it had sole voting power over 5,024,376 shares and sole dispositive power with respect to 5,169,981 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to four investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

(5)
Based solely on a Schedule 13G (Amendment No. 10) filed with the SEC on February 2, 2016, in which Franklin Mutual Advisers, LLC reported that, as of December 31, 2015, it had sole voting and dispositive power with respect to all shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock by each of our directors and NEOs individually and as a group as of March 4, 2016.

Name (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Common Stock (3)	Other (4)
James E. Goodwin	164,837	*	—
Paul W. Jones	118,226	*	—
Bonnie C. Lind	13,660	*	—
Richard R. Mudge	78,615	*	—
William F. Owens	76,180	*	—
Brenda L. Reichelderfer	121,685	*	—
John L. Workman	24,775	*	—
Dennis J. Martin	947,042	1.5%	103,590
Jennifer L. Sherman	435,867	*	32,804
Brian S. Cooper	63,238	*	24,170
Julie A. Cook	50,522	*	8,288
Michael W. Higgins	49,287	*	4,696
All Directors and Executive Officers as a Group (17 persons) (5)	2,341,089	3.8%	192,886

(1)	All of our directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(2)
Totals include shares subject to stock options exercisable within 60 days of March 4, 2016 as follows: Mr. Goodwin, 56,254; Mr. Jones, 6,254; Dr. Mudge, 5,000; Ms. Reichelderfer, 9,226; Mr. Martin, 629,248; Ms. Sherman, 252,231; Mr. Cooper, 40,088; Ms. Cook, 27,192; and Mr. Higgins, 23,403. All directors and executive officers as a group hold stock options exercisable within 60 days of March 4, 2016 with respect to 1,133,028 shares. Totals also include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Goodwin, 25,161, Dr. Mudge, 23,361 and Mr. Owens, 4,489. Totals also include 48,341 shares held by Ms. Sherman in our 401(k) Plan.

(3)
Based upon 62,426,244 shares of common stock issued and outstanding as of March 4, 2016 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 4, 2016. The use of “*” denotes percentages of less than 1%.

(4)
Consists of earned performance share units that remain subject to additional time-based vesting. These shares, under the rules of the SEC, are not deemed to be “beneficially owned” for purposes of this table and accordingly have been separately listed.

(5)
The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to 2,000 shares beneficially owned by Ms. Cook, which she jointly owns with her spouse, each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF NINE DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following nine individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: James E. Goodwin, Paul W. Jones, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board. Effective January 1, 2016, the Board of Directors was reconstituted from eight directors to nine directors and Ms. Sherman joined the Board.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR” the election of James E. Goodwin, Paul W. Jones, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
Set forth below are biographical summaries for each nominee as of the record date, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Goodwin was elected Lead Independent Director of the Board on January 1, 2016 and had previously served as Chairman of our Board since April 2009. He served as interim President and CEO of our Company from December 2007 until September 2008. From October 2001 to December 2007, Mr. Goodwin operated his own independent consulting business. He resumed this business in September 2008 and continues to operate it to date. Mr. Goodwin also serves as a member of the Advisory Board of Wynnchurch Capital, a private equity company, a position he has held since January 2013. From July 1999 to October 2001, Mr. Goodwin served as Chairman and CEO of United Airlines, a worldwide airline operator (NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR), and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

James E. Goodwin	Key Qualifications:

Director since October 2005	• Extensive background in global operations, broad management experience and strategic leadership skills
Committees:	• In-depth understanding of our Company and its industry
• Nominating and Governance	• Significant experience as a Chairman, CEO and director of publicly traded companies

• Compensation and Benefits

Age: 71

Effective April 2014, Mr. Jones retired as Executive Chairman of A. O. Smith Corporation, a manufacturer of water heating and water treatment systems (NYSE: AOS), a position he held since January 2013. From December 2005 to January 2013, he was Chairman and CEO of A. O. Smith Corporation, and from January 2004 until December 2005, he was President and COO. Mr. Jones has served on the Board of Directors of A. O. Smith Corporation since December 2004. In December 2014, Mr. Jones joined the Board of Directors of Rexnord Corporation, a manufacturer of water management systems (NYSE: RXN). In July 2015 he was elected non-executive chairman of Rexnord Corporation. Mr. Jones also has served on the Board of Directors of Integrys Energy Group, Inc., a utility holding company (formerly NYSE: TEG), from December 2011 to June 2015 when it was acquired by WEC Energy Group, Inc., a distributor of electric energy (NYSE: WEC). On the date of the acquisition, Mr. Jones was elected to the Board of WEC Energy Group, Inc. From July 2006 to July 2011, Mr. Jones served as a member of the Board of Directors of Bucyrus International, Inc., a manufacturer of mining and construction machinery (formerly NASDAQ: BUCY), until its acquisition by Caterpillar Inc. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce since March 2008.

Paul W. Jones

Director since December 1998

Key Qualifications:
Committees:
• Nominating and Governance (Chair)	• Extensive management and manufacturing experience with multinational companies
• Compensation and Benefits	• Significant experience as a Chairman, CEO and director of publicly traded companies

• Experienced strategist focused on enterprise growth
Age: 67

Ms. Lind is Senior Vice President, CFO and Treasurer of Neenah Paper, Inc., a technical specialties and fine paper company (NYSE: NP). Ms. Lind joined Neenah Paper, Inc. in June 2004 as CFO to execute the spin-off from Kimberly-Clark Corporation, a manufacturer of personal care, consumer tissue and health care products (NYSE: KMB). Ms. Lind was an employee of Kimberly-Clark Corporation from 1982 until 2004, holding a variety of increasingly senior financial and operations positions and served as their Assistant Treasurer from 1999 until June 2004. From April 2009 to the present, Ms. Lind has served on the Board of Directors of Empire District Electric Company, a utility generating, transmitting and distributing power to southwestern Missouri and adjacent areas (NYSE: EDE). Ms. Lind is a member of Empire’s Audit Committee and Chairman of its Nominating and Corporate Governance Committee.

Bonnie C. Lind	Key Qualifications:

Director since February 2014	• Vast experience in manufacturing, financing and mergers and acquisitions
• Deep finance and treasury experience
• Extensive leadership and managerial experience
Committees:
• Audit

Age: 57

Mr. Martin was named Executive Chairman of the Board on January 1, 2016. He had previously served as our Company’s President and CEO since October 30, 2010 and joined our Board in March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin has served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), since July 2000. Mr. Martin served on the Board of Directors of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Dennis J. Martin
Key Qualifications:
Director since March 2008
• Expertise in manufacturing and business process engineering
Committees: None	• Accomplished sales strategist
• In-depth knowledge of our Company and its operations as our former President and CEO
Age: 65

Dr. Mudge is President of Compass Transportation and Technology Inc., a private economic and financial consulting firm, a position he has held since December 2013. Dr. Mudge previously served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation from 2002 until December 2013 and he had served on the Board of Directors of Delcan’s U.S. subsidiary from 2005 until December 2013. Dr. Mudge previously served as President of the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, Inc., a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Richard R. Mudge
Key Qualifications:
Director since April 2010
• Expertise across multiple facets of the transportation industry
Committees:	• Leadership in technology, finance, business, government policy and research
• Audit	• Experience growing businesses

Age: 70

Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); and Key Energy Services, Inc., an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010 and January 2007, respectively. Mr. Owens served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (MOEX: FESH), from June 2007 to June 2012. Since April 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, a private bank headquartered in Moscow. Mr. Owens serves as a Senior Director of government law and policy at Greenberg Traurig, LLP, an international law firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

William F. Owens	Key Qualifications:

Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished government background
• Compensation and Benefits
• Nominating and Governance

Age: 65

Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a management consulting and advisory firm, a position she has held since July 2008. Since June 2011, Ms. Reichelderfer has served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (MGGT: LSE). Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). From April 2010 to June 2014, she served on the Board of Directors of Wencor Group LLC, an aerospace distribution business owned by a private equity firm. From 2008 to 2014, Ms. Reichelderfer served as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense. Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer

Director since October 2006	Key Qualifications:

• Expertise in growing industrial and aerospace businesses
Committees:	• Extensive experience in operations, innovation and new product development
• Compensation and Benefits (Chair)	• Significant international business experience
• Nominating and Governance

Age: 57

Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our Chief Operating Officer from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014, and General Counsel from March 2004 to November 2015.  Ms. Sherman has been an employee of our Company since 1994.  She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015.

Jennifer L. Sherman	Key Qualifications:

Director since January 2016	• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance, and business operations

Committees: None

Age: 51

In June 2014, Mr. Workman retired as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, Mr. Workman was Omnicare's President and CFO and held the position of Executive Vice President and CFO from November 2009 until February 2011. Mr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Mr. Workman served as Executive Vice President and CFO of HealthSouth Corporation, a provider of inpatient rehabilitation services in the U.S. (NYSE: HLS). Mr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Mr. Workman has been a member of the Board of Directors of Universal Hospital Services, Inc., a private company that provides technology and medical equipment to the healthcare industry services, since November 2014. Effective April 2015, Mr. Workman was appointed the non-Executive Chairman of the Board of Directors of Universal Hospital Services, Inc. Since July 2015, Mr. Workman serves as a director of CONMED Corporation (NASDAQ: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties  (NYSE: CCP), a healthcare REIT, since August 2015.  Mr. Workman served on the Boards of APAC Customer Services, Inc. (formerly NASDAQ: APAC), a provider of customer care out-sourcing solutions, from June 2008 to October 2011 and U.S. Can Corporation from 2000 to 2004.

John L. Workman

Director since February 2014

Committees:
• Audit (Chair)

Age: 64	Key Qualifications:

• Broad based executive and leadership experience in a variety of businesses and disciplines

• Financial expertise
• Executive experience with focus on optimizing capital structure

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We have separated the roles of CEO and Executive Chairman of the Board. We believe this split allows for the thoughtful and orderly transition of the Chairman and CEO positions. Separating these positions allows our CEO, Ms. Sherman, to set the strategic direction of the Company, and to focus on the day-to-day leadership and performance of our Company. Our Executive Chairman, Mr. Martin, provides guidance to our CEO and supports management on its strategic growth initiatives, mergers and acquisitions, investor relations, and presides over meetings of the Board. The independent Board members have elected a Lead Independent Director, Mr. Goodwin, who will serve as principal liaison between the Executive Chairman and CEO and the independent directors, approve agendas for Board meetings, chair meetings of the independent directors in executive sessions, and provide independent governance oversight of management. Our Board believes that separating the roles of CEO and Executive Chairman with an independent outside director serving as Lead Independent Director is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all shareholders.

Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.

Our Board, either as a whole or through its Committees, regularly discusses with management (i) our major risk exposures, (ii) the potential impact of such exposures on our Company and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2015, our Board held a total of five meetings, the Audit Committee held eight meetings, the Compensation and Benefits Committee held seven meetings and the Nominating and Governance Committee held five meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. All directors who served in 2015 attended at least 75% of our Board meetings and their Committee meetings.
Independence of Members of the Board
The Board has determined that all of its directors, other than Mr. Martin and Ms. Sherman, qualify as independent. In making this determination, the Board considered the rules of the NYSE and the SEC. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including (i) Audit; (ii) Compensation and Benefits; and (iii) Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
James E. Goodwin	—	✓	✓
Paul W. Jones	—	✓	Chair
Bonnie C. Lind (1)	✓	—	—
Dennis J. Martin	—	—	—
Richard R. Mudge	✓	—	—
William F. Owens	—	✓	✓
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (1)	Chair	—	—

(1)	The Board has determined that Mr. Workman and Ms. Lind each qualify as an “audit committee financial expert” as defined by the SEC.
Audit Committee
The Audit Committee is responsible for monitoring:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Vice President of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”) and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. Our Company and the Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.

Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive more total votes cast “for” his or her election than total “withhold authority” votes cast and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation. The Board will take action on the Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2015. Our Executive Chairman, Mr. Martin, and our President and CEO, Ms. Sherman, do not receive any additional compensation for their service on our Board.
Non-Employee Director Compensation in Fiscal Year 2015

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Other Compensation	Total
James E. Goodwin (4)	$114,500	$90,000	$—	$—	$204,500
Paul W. Jones	$73,500	$75,000	$—	$—	$148,500
Bonnie C. Lind	$66,499	$75,000	$—	$—	$141,499
Richard R. Mudge	$66,500	$75,000	$—	$—	$141,500
William F. Owens	$69,500	$75,000	$—	$—	$144,500
Brenda L. Reichelderfer	$75,500	$75,000	$—	$—	$150,500
John L. Workman	$72,494	$75,000	$—	$—	$147,494

(1)	Includes the following share amounts awarded in lieu of cash using the closing share price of our common stock on the grant date: Ms. Lind, 2,213 shares and Mr. Workman, 3,619 shares.

(2)
Each non-employee director is issued a stock award annually. The annual award is determined by dividing $75,000 ($90,000 in the case of a non-employee Chairman or Lead Independent Director) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to the non-employee directors on April 28, 2015, at a closing share price of $16.71: 5,386 shares of common stock to Mr. Goodwin as Chairman and 4,489 shares of common stock to each of Messrs. Jones, Mudge and Workman, and Mses. Lind and Reichelderfer. Mr. Owens received 4,489 deferred shares in the form of restricted stock units. As of December 31, 2015, each non-employee director held the following aggregate number of shares: Mr. Goodwin, 108,583 shares, including 25,161 deferred shares held in the form of restricted stock units; Mr. Jones, 111,972 shares; Ms. Lind, 13,660 shares; Dr. Mudge, 73,615 shares, including 23,361 deferred shares held in the form of restricted stock units; Mr. Owens, 76,180 shares, including 4,489 deferred shares held in the form of restricted stock units; Ms. Reichelderfer, 112,459 shares; and Mr. Workman, 19,775 shares. Excluding initial awards upon appointment, stock awards to non-employee directors are not subject to vesting requirements.

(3)
No stock options were granted to any of the directors during the fiscal year ended December 31, 2015. As of December 31, 2015, each non-employee director had the following number of stock options outstanding: Mr. Goodwin, 56,254; Mr. Jones, 6,254; Ms. Lind, 5,000; Dr. Mudge, 5,000; Mr. Owens, 0; Ms. Reichelderfer, 9,226; and Mr. Workman, 5,000. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 11 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016.

(4)
Mr. Goodwin’s fees in the first column are comprised of an annual retainer of $87,500, Committee membership fees of $12,000 and meeting fees of $15,000. Effective January 1, 2016, Mr. Goodwin was elected Lead Independent Director. In that capacity, he will receive an annual retainer of $87,500, Committee membership fees of $6,000, and meeting fees of $1,500 for each meeting attended in person and $500 for each meeting attended by telephone.

Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors, generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our employee directors, Mr. Martin and Ms. Sherman, are subject to stock ownership requirements as executive officers (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2015 cash compensation structure for non-employee directors.
2015 Cash Compensation of Our Non-Employee Directors

	Annual Retainer	Per Diem Fee	Board Meeting Attended in Person (1)	Board Meeting Attended by Telephone
Chairman of the Board (2) (3)	$87,500	$2,500	$3,000	$500
Director (excluding Chairman)	$50,000	$—	$1,500	$500
Audit Committee Chair	$15,000	$—	$—	$—
Audit Committee Member	$9,000	$—	$—	$—
Compensation & Benefits Committee Chair	$12,000	$—	$—	$—
Compensation & Benefits Committee Member	$6,000	$—	$—	$—
Nominating & Governance Committee Chair	$10,000	$—	$—	$—
Nominating & Governance Committee Member	$6,000	$—	$—	$—

(1)	Directors are also reimbursed for their out-of-pocket expenses relating to attendance at Board and Committee meetings.

(2)
The Chairman is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year). Mr. Goodwin elected not to receive any per diem fees for the additional time he spent on Company matters during fiscal year 2015.

(3)
Effective January 1, 2016, the Chairman of the Board is no longer a non-employee director. Mr. Martin, as Executive Chairman, will not receive cash compensation for his service on the Board. Our Lead Independent Director, Mr. Goodwin, will receive an annual retainer fee of $87,500, the same Board meeting attendance fee as other directors, and will not receive per diem fees.

Equity Compensation
Upon initial appointment or election to our Board, each non-employee director receives a grant of 5,000 stock options, subject to three-year cliff vesting. Thereafter, our non-employee directors typically receive an annual stock award as partial compensation for their Board service. The table below sets forth the equity awards granted on April 28, 2015, the date of our 2015 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2015.

2015 Annual Equity Awards Granted to Non-Employee Directors

Common Stock Award
Chairman of the Board (1)	$90,000
Non-employee director (excluding the Chairman)	$75,000
(1) Effective January 1, 2016, the Chairman of the Board is no longer a non-employee director and our Board elected Mr. Goodwin Lead Independent Director. As Lead Independent Director, Mr. Goodwin will receive an equity award in 2016 with a grant date value of $90,000. Mr. Martin, as Executive Chairman, will not receive an equity award in 2016 in connection with his service as Chairman of the Board.
Pursuant to our Director Compensation Policy, the number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of fully vested unrestricted stock units that are ultimately distributable on a date or dates selected by the director, subject to certain restrictions. The directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are only payable in shares of Company stock. During 2015, Mr. Owens elected to defer stock under the program.
Director Stock Ownership Guidelines
We require our non-employee directors to own common stock valued at five times their annual retainers. All of our non-employee directors have met their target ownership levels, except Ms. Lind who was appointed in 2014. Under our rules, until target ownership is met, at least 50% of a non-employee director’s annual compensation fees are paid in shares of our common stock. We prohibit non-employee directors from selling their shares until they have met the holding requirement (however, they may tender shares: (i) to pay taxes upon the exercise of stock options or the vesting of shares of restricted stock; or (ii) for the exercise price upon the exercise of stock options). Stock ownership value is calculated annually. Once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact the determination. Also, after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of our CEO, Executive Chairman of the Board, and Lead Independent Director; and (iii) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our CEO and our senior officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director presides over executive sessions. Directors may be contacted as a group, by Committee or individually, and the Executive Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Executive Chairman, Lead Independent Director, or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. All of our then-current directors attended the 2015 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2015, all members of our Compensation and Benefits Committee were independent directors, and no member, other than Mr. Goodwin, was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our Executive Chairman, CFO, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2015, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules, with the exception of the following:
The son of Dennis J. Martin, Executive Chairman of the Board of Directors, is employed as Director and General Manager of United Electric Englewood Electrical Supply (“EESCO”), a division of WESCO International, Inc. (“WESCO”). During 2015, the Company sold products to WESCO for aggregate consideration of approximately $4.9 million. Of that amount, sales to EESCO were approximately $0.3 million. Mr. Martin’s son is not responsible for the purchasing decisions of WESCO or EESCO. Mr. Martin did not participate in the solicitation of the Company’s business with WESCO and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the related transactions were disclosed to the Audit Committee. Given that the terms and conditions of the transactions were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our NEOs:

•	Dennis J. Martin, Executive Chairman (former President and CEO);

•	Jennifer L. Sherman, President and CEO (former COO);

•	Brian S. Cooper, Senior Vice President and CFO;

•	Julie A. Cook, Vice President, Human Resources; and

•	Michael W. Higgins, Vice President and General Manager, Elgin Sweeper Company.
We encourage you to read this section in conjunction with Proposal 2, the Say-on-Pay Advisory Vote regarding compensation of our NEOs, as this section includes: (i) a review of our 2015 performance; (ii) details of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2015 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. Stockholder advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs were endorsed by 98% of the advisory votes cast at our 2015 Annual Meeting.
Executive Summary
In 2015, we continued to focus on executing against our business strategy, which resulted in strong improvement in operating earnings. We continued to execute against a number of key long-term objectives, including creating disciplined growth, improving manufacturing efficiencies and costs, leveraging invested capital, and diversifying our customer base.
Effective January 1, 2016, following a thoughtful and orderly succession plan led by our Board, Ms. Sherman was appointed as President and CEO, with Mr. Martin transitioning from President and CEO to Executive Chairman. In addition to serving as Executive Chairman of the Board, Mr. Martin remains actively involved in mergers and acquisitions activities, investor relations, and leadership team development.
Fiscal Year 2015 and Recent Highlights

•	Operating income improved by $14.5 million, or 16%, to $103.2 million, from $88.7 million in 2014.

•	Operating margin improved to 13.4%, from 11.4% in 2014.

•	Adjusted diluted earnings per share from continuing operations** increased by 16%, to $1.02 per share, from $0.88 per share in 2014.

•	Cash flow from continuing operations increased to $91.1 million, up 12% compared to 2014.

•
Cash and cash equivalents exceeded total debt by $31.9 million, compared to a net debt balance of $26.1 million at December 31, 2014. As a result, we reduced our interest expense by 36% to $2.3 million, down from $3.6 million in 2014.

•	We paid dividends totaling $15.6 million in 2015, compared to $5.6 million in 2014.

•
We repurchased approximately 725,000 shares in 2015 for a total of $10.6 million. The remaining aggregate authorization under our repurchase programs was $69.1 million at year end, representing approximately 8% of our market capitalization.

•	Our debt leverage remains low, at 0.4 times adjusted EBITDA.**

•
We continued our focus on return on invested capital (“ROIC”) in 2015 and we continue to use ROIC as a performance metric in our long-term incentive compensation programs. This increased focus contributed to a significant year-over-year improvement in ROIC, which we define as net operating profit after taxes divided by average invested capital.

•
In January 2016, we completed the sale of our Bronto Skylift business, initially receiving proceeds of approximately $83 million, with the remaining purchase price of approximately $4 million expected to be paid, along with the payment of the working capital and net debt adjustments, by the end of the second quarter of 2016.

•	In January 2016, we executed a new five-year $325 million revolving credit facility to replace our existing $225 million credit facility.

•
In January 2016, we completed the acquisition of Westech Vac Systems, Ltd., a Canadian manufacturer of high-quality, rugged vacuum trucks, for an initial purchase price of C$8 million (approximately U.S. $5.8 million), subject to certain working capital adjustments.

•
In February 2016, we entered into a definitive agreement to acquire substantially all of the Canadian and U.S. assets and operations of Joe Johnson Equipment for initial consideration of C$108 million (approximately U.S. $79 million), subject to certain post-closing adjustments, a deferred payment of approximately C$8 million, and a contingent earn-out payment of up to C$10 million. The transaction is expected to close by the end of the second quarter of 2016.

**	As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measures in Appendix A.
On an enterprise level, in 2015, we exceeded our earnings performance metric target but did not meet the threshold primary working capital target under our Short-Term Incentive Bonus Plan (“STIP”). As a result, our NEOs earned between 100% and 126% of the financial targets under the STIP in 2015.
Executive Compensation Program Updates During Fiscal Years 2015 and 2016
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:

•
In February 2015, the Committee extended the performance period for long-term equity incentive awards from two to three years and retained the 2014 performance metrics of earnings per share (weighted at 75%) and ROIC (weighted at 25%). The elongated performance period is designed to better align executives’ and stockholders’ long-term interests. It is also consistent with market practice. The Committee anticipates retaining a three-year performance period and utilizing the same performance metrics for the 2016 long-term equity incentive awards.

•
No changes were made to the mix of long-term equity incentive awards in fiscal year 2015. We split our Section 16 Officers’ annual equity grants equally between stock options (which have value only if our stock price rises) and performance share units (which are earned only if the Company achieves performance metric targets). This design is intended to closely align the long-term interests of our executives and stockholders. The Committee does not anticipate changing the mix of annual long-term equity incentives awards in fiscal year 2016.

•	With respect to our STIP, in 2015, performance metrics were based on earnings (weighted at 50%), primary working capital (weighted at 20%) and individual objectives (weighted at 30%).

•
In March 2015, the Committee adopted the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (the “2015 Plan”). Stockholders approved the plan at the 2015 Annual Meeting in April 2015. The 2015 Plan replaced the 2005 Executive Incentive Compensation Plan (2010 Restatement) and the Executive Incentive Performance Plan, as Amended and Restated.

•	In March 2016, the Committee adopted the Federal Signal Corporation Short Term Incentive Bonus Plan (“2016 STIP”) as a sub-plan under the 2015 Plan. The 2016 STIP establishes the framework and terms applicable to annual cash incentive awards and replaces the Federal Signal Corporation Short-Term Incentive Bonus Plan (as Amended and Restated in March, 2013).

•
In March 2016, the Committee modified the performance metrics used in the STIP to be based on earnings (weighted at 70%) and individual objectives (weighted at 30%) in order to better align with the Company’s short-term focus, goals and initiatives.

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) include individual performance objectives; (ii) emphasize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;

•
Total targeted compensation must be competitive to attract, motivate and retain experienced executives during all business cycles with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives and directors with the interests of stockholders and help build long-term value.
Our compensation consultant, Willis Towers Watson, assisted us in a 2015 survey of compensation practices of comparator companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term profitability.

Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives, and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;

•	Establishes performance goals for our Executive Chairman and our President and CEO and oversees the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;

•
Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;

•	Reviews our CEO’s annual succession planning report and executive development recommendations for her direct reports;

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and

•	Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our CEO and our CEO reviews the performance of each other executive officer, excluding our Executive Chairman, and presents her recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. Executive Chairman and CEO compensation is determined by the Committee alone, meeting in executive session without the Executive Chairman or CEO present.
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives;

•	Retirement, health and welfare benefits; and

•	Perquisites.
Our programs allow us to balance individual, business unit and Company-wide goals and achievements in determining executive officer pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive officer’s position and level of responsibility. At-risk compensation includes performance share units, stock options and cash incentives under the STIP. During fiscal year 2015, the at-risk compensation of Mr. Martin, our President and CEO in 2015, was 74.1% of total compensation and the at-risk compensation of our other NEOs was 58.4%.

** The 1% referenced above relates to an award of time-based restricted stock to Mr. Higgins.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. Base salaries are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2015, actual base salaries for our NEOs ranged from 9.5% below, to 12.2% higher than, the market midpoint target. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors; and (v) length of service.
Annual Cash Incentive Payments
Overview
Annual cash incentive payments are paid under our STIP, based upon the achievement of both Company and individual performance objectives. Depending on officer position, Company objectives during fiscal year 2015 were based on target consolidated earnings and primary working capital for the Company and its subsidiaries and, in some cases, the relevant business group (“Group”) or business unit (“Business Unit”) as depicted in the following table:

	Company Financial Performance	Group Financial Performance	Business Unit Financial Performance	Individual Performance
Executive Chairman (1)	70%	—%	—%	30%
President and CEO (1)	70%	—%	—%	30%
COO (1)	70%	—%	—%	30%
Senior Vice President and CFO	70%	—%	—%	30%
Vice President, Human Resources	70%	—%	—%	30%
Vice President and General Manager, Elgin Sweeper Company	14%	17.5%	38.5%	30%

(1)
In fiscal year 2015, Mr. Martin served as our President and CEO and Ms. Sherman served as our COO. Effective January 1, 2016, Mr. Martin transitioned to Executive Chairman and Ms. Sherman was promoted to President and CEO. The Company does not currently have a COO.

Company, Group and/or Business Unit performance comprises 70% of the STIP design and individual performance comprises 30%. The Committee believes that this split encourages executives to collaborate across the Company in order to achieve broader Company-wide objectives in addition to achieving results within specific Groups or Business Units.
For fiscal year 2015, the financial objectives portion of the STIP consisted of an earnings component weighted at 50% and a primary working capital metric weighted at 20%. For fiscal year 2016, the financial objectives portion of STIP was modified to better align with the Company’s short-term focus, goals and initiatives and now consists of an earnings metric weighted at 70%. With conditions in some of our industrial markets expected to be challenging in 2016, we are expecting earnings to be down year-over-year. Given the ongoing uncertainty in industrial markets, and considering the Company’s current cash and liquidity position, the Company’s current short-term focus places a greater emphasis on earnings in 2016 than on cash flow. The calculation of incentive compensation payable in connection with financial objectives is based on the achievement of threshold, target and maximum financial goals which have been set for Groups, Business Units and our Company as a whole.
The remaining 30% of the STIP award is based on the achievement of individual objectives, consisting of an individual performance goals rating weighted at 18% and a competencies rating weighted at 12%. Performance is measured by numerical scores the executive receives in the annual performance appraisal process. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
The Committee believes our STIP design motivates individuals and ensures accountability. At the same time, we retain broad discretion to adjust or discontinue the STIP on an annual basis to accommodate changing market conditions and Company objectives.
Company Objectives
The table that follows depicts the relevant Company objectives for our 2015 and 2016 STIP.

Year	Component	Company Level	Group and Business Unit Level
2015	Earnings (50%)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on earnings before interest and taxes, thereby excluding income taxes and interest expense, neither of which are generally impacted by participants at this level.
Primary Working Capital (20%)
Based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).

2016	Earnings (70%)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on earnings before interest and taxes, thereby excluding income taxes and interest expense, neither of which are generally impacted by participants at this level.
Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
Individual Objectives
Measurement of performance against individual objectives is determined through our annual performance appraisal process. Individual objectives for our executive officers comprise 30% of our STIP and are set in the first quarter of each fiscal year jointly by the CEO and each executive officer and then submitted for approval by the Committee. Following the end of each year, the Committee determines the individual performance-based bonus payouts by considering: (i) input from the CEO; (ii) personal observations on performance; and (iii) achievement of individual objectives. Individual objectives consist of: (a) pre-defined competencies applicable to all executives; and (b) personal objectives that are specific to each executive. Competencies include, among others, business acumen, customer focus and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets or product quality. Measuring actual performance relative to objectives defined at the beginning of the year allows us to differentiate among executives and emphasize the link between personal performance and compensation.
The Committee may adjust the amount payable to any participant with respect to the individual objectives, reducing it to as low as zero or increasing it to as much as twice the individual performance target component percentage. For example, the Committee may further reward executives who consistently demonstrate outstanding performance.

Payouts and Clawback Policy
Typically, in February of each year, the Committee determines the STIP cash awards based upon prior-year performance. Cash bonus incentive payments are generally made in March.
Threshold, target or maximum goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentage for each executive is based on competitive market data. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award are interpolated on a straight-line basis between the end-points.
The Committee retains the discretion to adjust the individual portion of the STIP award and approves the total amount of the STIP award. The total individual performance portion of the STIP is limited to twice the individual performance target component percentage. In addition, the STIP limits the total award to twice each participant’s target bonus opportunity.
Payments under the STIP are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, a Section 16 Officer must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results. STIP payments are also subject to applicable SEC clawback rules which may be adopted from time to time.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive plan is designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed herein under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with two components — stock options and performance share units, with limited exceptions. The overall value of the long-term incentives is split evenly between each component. Stock options have value only if our share price appreciates and vest ratably over a three-year period measured from the date of grant. Likewise, performance share units are earned only if the Company achieves performance targets tied to two key financial metrics — earnings per share (“EPS”) from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are the most relevant measures because they most directly affect long-term stock price appreciation. If the Company does not achieve a threshold level of performance for each metric measured independently, the corresponding percentage award tied to that metric is forfeited, no units are earned and no shares are issued. These awards are valued using the closing price of our common stock on the grant date at target level of performance.
As with STIP awards, long-term equity incentive awards are subject to clawback in accordance with applicable rules that may be adopted by the SEC from time to time.
The table below illustrates our annual performance award mix over the last three fiscal years, our performance measures, the applicable performance period and whether the award was earned.

Fiscal Year	Annual Equity Award Mix (1)	Performance Share Unit Metric (2)(3)	Performance Period (4)	Award Earned or Not Earned
2013	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations	1 year	Earned (5)

2014	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations (75%)	2 years	Earned (6)
ROIC (25%)
2015	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations (75%)	3 years	To be determined at end of fiscal year 2017
ROIC (25%)

(1)
Stock options are inherently at-risk and have value only if our stock price increases. These awards are not tied to a performance metric and vest ratably over a three-year period measured from the grant date.

(2)
If the Company does not achieve a threshold level of performance for each metric measured independently, the corresponding percentage award tied to that metric is forfeited, no units are earned and no shares are issued.

(3)
Effective fiscal year 2014, we adjusted the weighting placed on the EPS performance metric to 75% and added ROIC as a performance metric, weighted at 25%. The 2014 awards include an additional one-year vesting period measured from the end of the performance period. The same performance metric categories and weightings were retained in fiscal year 2015. The Committee anticipates utilizing the same performance metrics and weightings for the 2016 long-term equity incentive awards.

(4)
Effective fiscal year 2014, we increased the performance period from one to two years followed by a one-year vesting period. Effective fiscal year 2015, we further increased the performance period from two to three years and, subject to performance, vesting occurs at the end of the performance period. These modifications advance our compensation philosophy by further strengthening the linkage between the long-term interests of our executives and stockholders. The Committee anticipates retaining a three-year performance period for the 2016 long-term equity incentive awards.

(5)
For fiscal year 2013, the performance period was one year followed by an additional two-year vesting period ending December 31, 2015. The Company exceeded maximum performance and the performance share units were earned at 200%. Earned shares were issued to recipients who remained employed by the Company through December 31, 2015.

(6)
For fiscal year 2014, the performance period was two years followed by an additional one-year vesting period ending December 31, 2016. The Company exceeded maximum performance and the performance share units were earned at 200%. Earned shares will be issued to recipients who remain employed by the Company through December 31, 2016.

As under our STIP, performance share unit awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards up to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award restricted stock units to certain employees, international employees in particular, in substitution for one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific country at issue.

Executive Stock Ownership Requirement
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Policy”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Policy. In 2014, we extended the application of the Stock Ownership Policy to key management personnel and other corporate officers. We believe executive equity ownership plays a key role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value).

Position/Title (1)	Target Ownership Level
Executive Chairman	5 x Base Salary
President and CEO	5 x Base Salary
COO	3 x Base Salary
CFO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary

(1)
Mr. Martin served as our President and CEO and Ms. Sherman served as our COO for fiscal year 2015. Effective January 1, 2016, Mr. Martin transitioned to Executive Chairman and Ms. Sherman was promoted to President and CEO. We do not currently have a COO.

The earned equity holdings of Messrs. Martin and Higgins and Ms. Sherman exceed our target ownership levels. Mr. Cooper and Ms. Cook, hired in 2013 and 2012 respectively, continued to make progress toward achieving their target ownership levels. Toward our requirements, we count all vested stock, unvested restricted stock awards or restricted stock units, earned but unvested performance share units at the level that they were earned, and shares owned in 401(k) and profit sharing plans.
Generally, executive officers are not permitted to sell shares of Company stock prior to achieving their ownership target which is measured annually. Once achieved, the target ownership level must be maintained before any sale is permitted unless an exclusion or exception applies. Sales of Company stock held in the 401(k) plan are excluded. Executive officers below target ownership levels must obtain CEO approval prior to selling their shares. Exceptions to these guidelines may be granted depending upon the circumstances and if the executive officer is making adequate progress toward achieving his or her ownership target. Under these guidelines, shares may be tendered: (i) to pay taxes upon the vesting of restricted stock shares, performance share units or exercise of stock options; or (ii) to pay the exercise price upon the exercise of stock options. There is no minimum time period required to achieve the target ownership level.
Once an executive officer has reached his or her target ownership level, he or she is also required to retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the exercise or vesting date.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Director Compensation” under the heading “Equity Compensation.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our insider trading policy, we prohibit directors, employees and certain of their family members from: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, executive officers, employees, and other “insiders” are prohibited during certain blackout periods.
We also prohibit all directors and executive officers, and other employees subject to our Stock Ownership Guidelines, from engaging in certain speculative trading activities with regard to Company stock such as selling stock “short,” holding stock in margin accounts or pledging Company stock.

Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
Executives participate in the same retirement savings plans available to other eligible employees. Our Retirement Savings Plan is a 401(k) defined contribution plan that includes both a matching component and an additional points-weighted Company contribution, providing an opportunity for enhanced benefits. Generally, all eligible employees receive a Company-matching contribution of up to 50% of the first 6% of the compensation the employee elects to defer into the plan. Eligible employees may receive an additional Company-paid retirement contribution between 1% and 4% of eligible compensation based on age and years of service.
For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the 401(k) plan.
Certain employees, including one of our NEOs, continues to participate in our defined benefit plan. We froze years of service under the plan at December 31, 2006 and wage increases will freeze effective December 31, 2016.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	airline club memberships;

•	auto allowances; and

•	life insurance.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2015.
Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2015, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level. In March 2016, the Committee engaged in the same process and weighed the same factors in setting NEO base salaries for fiscal year 2016. The base salaries of our executive officers for 2016 are targeted at the 50th percentile of competitive market data.
The table below sets forth base salary information for each of our NEOs for fiscal years 2014 through 2016.

NEO	2014 Annual Base Salary (1)	2015 Annual Base Salary	2016 Annual Base Salary	% Change between 2014 and 2015 (2)	% Change between 2015 and 2016 (3)
Dennis J. Martin	$780,000	$805,000	$600,000	3.2%	(25.5)%
Jennifer L. Sherman	$393,300	$435,000	$650,000	10.6%	49.4%
Brian S. Cooper	$339,200	$349,400	$359,882	3.0%	3.0%
Julie A. Cook	$251,114	$258,600	$266,358	3.0%	3.0%
Michael W. Higgins	$238,768	$248,300	$256,991	4.0%	3.5%

(1)	Mr. Higgins was not an NEO in fiscal year 2014.

(2)	Ms. Sherman received an increase of 10.6% in fiscal year 2015 in recognition of her 2014 promotion to COO.

(3)	Salary adjustments for Mr. Martin and Ms. Sherman between 2015 and 2016 reflect their transition to roles of Executive Chairman and President and CEO, respectively, effective January 1, 2016.
Annual Cash Incentive Payments — STIP
Financial-Based Incentive Compensation
For fiscal year 2015, we measured the earnings component at the Company level based on consolidated income before income taxes. At the Group and Business Unit levels, we measured earnings based on earnings before interest and taxes and operating income, respectively. In doing so, the Committee excluded items such as income taxes and interest expense, which generally are not impacted by the performance of lower level executives whose STIP includes a Group and/or Business Unit level earnings component.
At the Company, Group and Business Unit levels, we measured primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).
The threshold, target and maximum goals relating to our NEOs, along with the Company’s actual performance with respect to these goals, are set forth in the following tables.
2015 STIP — Financial-Based Incentive Earnings Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$76.5	$93.1	$110.2	$99.9	140%
Environmental Solutions Group	$81.8	$99.1	$115.6	$96.8	94%
2015 STIP — Financial-Based Incentive Primary Working Capital Measures and Actual Performance

	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	15.4%	14.5%	13.6%	16.3%	—%
Environmental Solutions Group	13.5%	12.7%	11.9%	14.8%	—%
Aggregate Targets and Actual Incentive Compensation
As shown in the tables that follow, for fiscal year 2015, the target annual bonus opportunity for Mr. Martin was set at 100% of his base salary, the target opportunities for Ms. Sherman and Mr. Cooper were set at 70% and 60% of their base salaries, respectively, and the target opportunities for Ms. Cook and Mr. Higgins were set at 40% of their base salaries.
2015 STIP — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Dennis J. Martin	100%	$563,500	$241,500	$805,000
Jennifer L. Sherman	70%	$213,150	$91,350	$304,500
Brian S. Cooper	60%	$146,748	$62,892	$209,640
Julie A. Cook	40%	$72,408	$31,032	$103,440
Michael W. Higgins	40%	$69,524	$29,796	$99,320
The annual incentive bonuses paid to our NEOs for fiscal year 2015 performance under the applicable financial and individual performance-based measures are shown below.

2015 STIP — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Business Unit Performance	Payment Based on Individual Performance (1)	Total STIP Payment	Percent of Target
Dennis J. Martin	$563,500	$—	$483,000	$1,046,500	130%
Jennifer L. Sherman	$213,150	$—	$182,700	$395,850	130%
Brian S. Cooper	$146,748	$—	$94,338	$241,086	115%
Julie A. Cook	$72,408	$—	$46,548	$118,956	115%
Michael W. Higgins	$13,905	$73,834	$52,143	$139,882	141%

(1)
In recognition of their contributions and outstanding leadership in the continued execution of the Company’s business strategies and in the achievement of our strong 2015 financial performance, Mr. Martin and Ms. Sherman were each awarded two times their targets for individual performance, Mr. Cooper and Ms. Cook were each awarded one and one-half times their targets for individual performance and Mr. Higgins was awarded one and three-quarter times his target for individual performance.

The STIP design will continue to be comprised of 70% financial objectives and 30% individual objectives. For fiscal year 2015, the financial objectives were comprised of an earnings measure weighted at 50% and a primary working capital measure weighted at 20%. For fiscal year 2016, the financial objective consists of an earnings measure weighted at 70%.
Long-Term Equity Incentives
In February 2015, the Committee granted long-term equity incentive awards in the form of options, performance share units and time-based restricted stock as specified below:

•
Messrs. Martin, Cooper and Higgins and Mses. Sherman and Cook were granted options to purchase 122,551; 32,679; 5,990; 44,935; and 10,213 shares of our common stock, respectively, at an exercise price of $16.09 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.

•
Messrs. Martin, Cooper and Higgins and Mses. Sherman and Cook were granted performance share units of 46,612; 12,430; 2,279; 17,091; and 3,884, respectively. Each performance share unit represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending December 31, 2017. The award is subject to vesting requirements that require each recipient to remain employed with us through the end of the performance period.

•	Mr. Higgins received a time-based restricted stock grant of 2,279 units. His restricted stock grant vests in full on the third anniversary of the grant date.
Independent Compensation Consultant
For fiscal year 2015, Willis Towers Watson assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. Willis Towers Watson also participated in select Committee meetings. The aggregate fees paid to Willis Towers Watson for executive compensation services in fiscal year 2015 totaled $76,800. Willis Towers Watson also provided pension and benefit consulting and other services to the Company during fiscal year 2015 at the request of Company management. The aggregate fees for the additional services totaled $330,200. The Committee discussed the independence of Willis Towers Watson and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from Willis Towers Watson that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
Management and the Committee determined that Willis Towers Watson was independent based in part on the following reasons:

•	The total fees paid to Willis Towers Watson of $407,000 represented approximately 0.01% of Willis Towers Watson’s revenue for its 2015 fiscal year-end ($3.6 billion);

•	There is no overlap between the Willis Towers Watson team that provided services to the Committee and the Willis Towers Watson team that provided the additional services;

•	No member of the Willis Towers Watson team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;

•	Willis Towers Watson prohibits compensation consultants from owning stock in any companies it advises;

•	There are no business ventures or personal relationships between Willis Towers Watson and any member of the Committee; and

•	There is no affiliation between any member of Willis Towers Watson’s team and any member of our Board or any NEO.
After its review, the Committee retained Willis Towers Watson as the Company’s independent compensation consultant for 2016.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Company, with the assistance of Willis Towers Watson, generally reviews and updates its peer group biennially, most recently in 2015. In 2015, the Company retained its peer group and determined that it is consistent with peer groups established by certain major proxy advisory firms.

Federal Signal Peer Group Companies
• Actuant Corporation	• Graco Inc.
• Alamo Group	• The Greenbrier Companies Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Brady Corporation	• Nordson Corporation
• Columbus McKinnon Corporation	• Powell Industries
• Commercial Vehicle Group	• Standex International
• EnPro Industries, Inc.	• Teleflex Incorporated
• ESCO Technologies Inc.	• Tennant Company
• L.B. Foster Company	• TriMas Corporation
• Franklin Electric Company, Inc.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:

•
Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•
Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the CEO and the next three most highly compensated other executive officers, excluding the CFO. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) if it is appropriate based on its assessment of the interests of the Company and its stockholders. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is important and necessary that it retains the discretion to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if such arrangements are in the best interests of our Company and our stockholders.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
James E. Goodwin
Paul W. Jones
William F. Owens
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued for our NEOs during the last three fiscal years.
Summary Compensation Table for Fiscal Years 2013 through 2015

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Dennis J. Martin, Executive Chairman (former President and CEO)	2015	$800,833	$—	$749,987	$750,012	$1,046,500	$—	$176,927	$3,524,259
	2014	$775,833	$—	$749,992	$750,003	$1,444,560	$—	$170,074	$3,890,462
	2013	$750,000	$—	$650,000	$649,998	$1,359,554	$—	$169,970	$3,579,522
Jennifer L. Sherman, President and CEO (former COO)	2015	$428,050	$—	$274,994	$275,002	$395,850	$—	$85,968	$1,459,864
	2014	$391,083	$—	$237,501	$237,493	$437,035	$75,369	$81,289	$1,459,770
	2013	$375,000	$—	$227,497	$227,502	$410,567	$—	$78,920	$1,319,486
Brian S. Cooper, Senior Vice President and CFO	2015	$347,700	$—	$199,999	$199,995	$241,086	$—	$67,916	$1,056,696
	2014	$336,000	$—	$174,991	$175,005	$331,127	$—	$22,897	$1,040,020
	2013	$191,590	$—	$153,998	$153,999	$189,296	$—	$15,320	$704,203
Julie A. Cook, Vice President, Human Resources	2015	$257,352	$—	$62,494	$62,504	$118,956	$—	$48,683	$549,989
	2014	$248,745	$—	$60,005	$59,993	$170,959	$—	$47,725	$587,427
	2013	$—	$—	$—	$—	$—	$—	$—	$—
Michael W. Higgins, Vice President and General Manager, Elgin Sweeper	2015	$246,711	$—	$73,338	$36,659	$139,882	$—	$49,960	$546,550
	2014	$—	$—	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—	$—	$—

(1)
The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and performance share units, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Restricted stock awards granted in fiscal year 2015 were valued at the closing price of our Company’s stock on the grant date, resulting in a value of $16.09 for grants issued in 2015. Performance share units granted in fiscal years 2013, 2014 and 2015 were valued at the closing price of our Company’s stock on the grant dates, resulting in values of $8.40 and $9.03 for grants issued in 2013, $14.48 for grants issued in 2014 and $16.09 for grants issued in 2015. For fiscal year 2013, we achieved the EPS from continuing operations maximum and 200% of the target units were earned. The shares underlying the earned units vested on December 31, 2015. For fiscal year 2014, we adjusted the weighting of the EPS metric from 100% to 75%, added an ROIC performance metric weighted at 25% and expanded the performance period from one to two years. The Company achieved the maximum target levels under both metrics and 200% of the target units were earned on December 31, 2015. There is an additional one-year vesting period for these earned units. For fiscal year 2015, we retained the EPS metric weighted at 75% and ROIC metric weighted at 25% and further expanded the performance period from two to three years.

(2)
The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $6.12 for options granted on April 10, 2015; $7.19 for options granted on May 5, 2014; $4.87 for options granted on May 28, 2013; and $4.50 for options granted on May 9, 2013. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 11 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016.

(3)
Reflects cash payments under the STIP. For a description of this program, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(4)
Reflects the actuarial increase in the present value of the NEOs’ benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for the eligible NEO decreased by $10,441 in 2015. Decreases are recorded as $0 in the Summary Compensation Table. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(5)	All other compensation in fiscal year 2015 includes the following aggregate perquisites and other items.

Name	Auto Allowance	Contribution to Retirement Savings Plans (a)	Savings Restoration Plan Contributions	Other Items (b)	Totals
Dennis J. Martin	$13,800	$15,050	$146,186	$1,891	$176,927
Jennifer L. Sherman	$11,400	$18,550	$54,698	$1,320	$85,968
Brian S. Cooper	$11,400	$36,527	$19,363	$626	$67,916
Julie A. Cook	$11,400	$12,179	$24,641	$463	$48,683
Michael W. Higgins	$9,000	$18,327	$22,189	$444	$49,960

(a)
For Mr. Cooper, includes a make-whole contribution of $17,977, representing the correction of an administrative error. The amount was funded in February 2015 and included 50% of the omitted employee contribution, 100% of the associated match and 100% of lost interest.

(b)
For Mr. Martin, includes $450 for membership in the United Airlines United Club and $1,441 for life insurance premium payments. For Ms. Sherman, includes $550 for membership in the United Airlines United Club and $770 for life insurance premium payments. For Messrs. Cooper and Higgins and Ms. Cook, amounts stated are for life insurance premium payments.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2015.
Grants of Plan-Based Awards in Fiscal Year 2015

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Martin		$402,500	$805,000	$1,610,000	—	—	—	—	—	$—	$—
	4/10/2015	$—	$—	$—	23,306	46,612	93,224	—	—	$—	$749,987
	4/10/2015	$—	$—	$—	—	—	—	—	122,551	$16.09	$750,012
Jennifer L. Sherman		$152,250	$304,500	$609,000	—	—	—	—	—	$—	$—
	4/10/2015	$—	$—	$—	8,546	17,091	34,182	—	—	$—	$274,994
	4/10/2015	$—	$—	$—	—	—	—	—	44,935	$16.09	$275,002
Brian S. Cooper		$104,820	$209,640	$419,280	—	—	—	—	—	$—	$—
	4/10/2015	$—	$—	$—	6,215	12,430	24,860	—	—	$—	$199,999
	4/10/2015	$—	$—	$—	—	—	—	—	32,679	$16.09	$199,995
Julie A. Cook		$51,720	$103,440	$206,880	—	—	—	—	—	$—	$—
	4/10/2015	$—	$—	$—	1,942	3,884	7,768	—	—	$—	$62,494
	4/10/2015	$—	$—	$—	—	—	—	—	10,213	$16.09	$62,504
Michael W. Higgins (3)		$49,660	$99,320	$198,640	—	—	—	—	—	$—	$—
	4/10/2015	$—	$—	$—	1,140	2,279	4,558	—	—	$—	$36,669
	4/10/2015	$—	$—	$—	—	—	—	2,279	—	$—	$36,669
	4/10/2015	$—	$—	$—	—	—	—	—	5,990	$16.09	$36,659

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(2)
These columns include information regarding performance share units. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of performance share units granted would be earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if actual performance is equal to target (100% of performance share units granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of performance share units granted would be earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2015, the performance metric was EPS from continuing operations weighted at 75% and ROIC weighted at 25%. The performance period was expanded from two to three years. The performance period ends on December 31, 2017.

(3)	Mr. Higgins’ award was comprised of performance share units, non-qualified stock options, and time-based restricted stock.

(4)
The grant date fair values are calculated based upon ASC 718. The fair value of performance share units was set at the closing price of our Company’s common stock on the grant date, resulting in an estimated fair value of $16.09 for units granted on April 10, 2015. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $6.12 on April 10, 2015.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2015.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)(4)(5)	Market Value of Unvested Shares or Units of Stock (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights
Dennis J. Martin	3/12/08	5,000	—	—	$12.39	3/12/18	—	$—	—	$—
	10/30/10	90,875	—	—	$5.39	10/30/20	—	$—	—	$—
	5/4/11	159,990	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	201,465	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	96,296	48,148	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	34,771	69,541	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	103,590	$1,641,902	—	$—
	4/10/15	—	122,551	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	46,612	$738,800	—	$—
Jennifer L. Sherman	2/8/06	13,525	—	—	$16.94	2/8/16	—	$—	—	$—
	2/26/07	11,700	—	—	$16.10	2/26/17	—	$—	—	$—
	2/22/08	16,100	—	—	$10.59	2/22/18	—	$—	—	$—
	2/20/09	16,100	—	—	$6.68	2/20/19	—	$—	—	$—
	8/7/09	14,479	—	—	$8.53	8/7/19	—	$—	—	$—
	4/26/10	20,200	—	—	$10.04	4/26/20	—	$—	—	$—
	5/4/11	45,277	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	68,681	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	33,704	16,852	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	11,011	22,020	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	32,804	$519,943	—	$—
	4/10/15	—	44,935	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	17,091	$270,892	—	$—
Brian S. Cooper	5/28/13	21,081	10,541	—	$9.03	5/28/23	—	$—	—	$—
	5/5/14	8,114	16,226	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	24,170	$383,095	—	$—
	4/10/15	—	32,679	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	12,430	$197,016	—	$—
Julie A. Cook	9/6/12	12,856	—	—	$6.25	9/6/22	—	$—	—	$—
	5/9/13	8,149	4,074	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	2,782	5,562	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	8,288	$131,365	—	$—
	4/10/15	—	10,213	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	3,884	$61,561	—	$—
Michael W. Higgins	2/8/06	4,200	—	—	$16.94	2/8/16	—	$—	—	$—
	2/26/07	3,400	—	—	$16.10	2/26/17	—	$—	—	$—
	5/4/11	3,422	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	8,020	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	—	—	—	$—	—	4,067	$64,462	—	$—
	5/9/13	4,987	2,494	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	1,577	3,152	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	2,348	$37,216	—	$—
	5/5/14	—	—	—	$—	—	4,696	$74,432	—	$—
	4/10/15	—	5,990	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	2,279	$36,122	—	$—
	4/10/15	—	—	—	$—	—	2,279	$36,122	—	$—

(1)	Stock options vest ratably over three years from the grant date.

(2)
Prior to fiscal year 2007, the exercise price for each option grant was the lowest sale price of our common stock on the grant date. Beginning in fiscal year 2008 and to date, we use the closing price for our common stock, as reported by the NYSE, on the grant date.

(3)	Restricted stock in this column granted to Mr. Higgins in May 2013, May 2014 and April 2015 vests in full on the third anniversary of the grant date.

(4)
The performance share units in this column granted on May 5, 2014 were earned at 200% on December 31, 2015. The underlying shares will be issued subject to an additional one-year vesting period that ends on December 31, 2016.

(5)
The performance share units granted on April 10, 2015 are earned only if the threshold is met during a three-year performance period ending on December 31, 2017. Any earned shares vest at the end of the performance period.

(6)	Based on the closing price of $15.85 per share on December 31, 2015.
Option Exercises and Stock Vested in Fiscal Year 2015
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dennis J. Martin	—	$—	175,220	$2,731,207
Jennifer L. Sherman	—	$—	74,624	$1,136,760
Brian S. Cooper	—	$—	34,108	$540,612
Julie A. Cook	—	$—	19,494	$294,580
Michael W. Higgins	—	$—	14,108	$220,208

(1)	None of our NEOs exercised stock options during fiscal year 2015.

(2)
These columns relate to shares that vested in fiscal year 2015 pursuant to performance share unit awards granted in fiscal year 2013 and restricted stock awards granted in fiscal year 2012. In regard to the performance share unit awards, we achieved EPS from continuing operations at the maximum level and 200% of the target units were earned. The value realized on vesting includes the impact of an 88.7% increase in share price between May 9, 2013 and December 31, 2015.

Post Retirement Benefits
Pension Benefits Table in Fiscal Year 2015
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2014
Dennis J. Martin	—	—	$—	$—
Jennifer L. Sherman	FSC Retirement Plan	11.00	$296,931	$—
Brian S. Cooper	—	—	$—	$—
Julie A. Cook	—	—	$—	$—
Michael W. Higgins	—	—	$—	$—

(1)
This qualified retirement plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman is the only NEO who participates in this defined benefit retirement plan. The annual pension earned is equal to 50% of her average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times her credited service years (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Ms. Sherman is eligible to retire under this plan after age 55 after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2015
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007.
Savings Restoration Plan

Name	Executive Contributions in 2015 (1)	Registrant Contributions in 2015 (2)	Aggregate Earnings in 2015 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End (4)
Dennis J. Martin	$230,564	$146,186	$(30,040)	$—	$1,102,509
Jennifer L. Sherman	$50,328	$54,698	$4,729	$—	$848,351
Brian S. Cooper	$16,597	$19,363	$(45)	$—	$34,022
Julie A. Cook	$123,361	$24,641	$(385)	$—	$300,255
Michael W. Higgins	$20,856	$22,189	$(2,852)	$—	$185,011

(1)	Amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the Summary Compensation Table.

(4)
Includes the following amounts that were deferred during fiscal years 2014 and 2013, respectively, under the Savings Restoration Plan: Mr. Martin, $143,323 and $128,475; Ms. Sherman, $47,422 and $47,322; Mr. Cooper, $0 and $0; Ms. Cook, $86,232 and $29,573. Mr. Higgins was not an NEO in fiscal years 2014 or 2013.

The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.

Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2015. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are conditioned upon an NEO’s compliance with the following:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third-party;

•	Non-competition with our Company for 12 months; and

•	Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•
Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;

•
For Tier I, II, and III executives, continuation of health and welfare benefits for up to 12, 9, or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•	Right to exercise vested options within three months from date of termination (unvested options, performance share units, restricted stock awards and restricted stock units are forfeited); and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement
Upon retirement, payments to Section 16 Officers include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:

•	The right to exercise vested options to the earlier of the expiration date or five years from date of termination; and

•	Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•
Immediate vesting of performance share units, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment;

•	Pro-rata payment of STIP at target for the current performance period; and

•	Payment of vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Plan provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control”. Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:

•	Payment of any accrued and unpaid salary through the date of termination and prorated annual cash incentive bonus target;

•
A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and

•
Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.

Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•
Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•
Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by Messrs. Martin, Cooper and Higgins and Ms. Cook.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as follows:

•
We assumed the executive was in their role as of December 31, 2015. Specifically, the tables present the potential post-employment payments to Mr. Martin and Ms. Sherman in their capacities on December 31, 2015 -- i.e., President and CEO and COO, respectively.

•	We assumed the executive’s termination date was December 31, 2015;

•	When applicable, we used the closing price of our common stock on December 31, 2015, which was $15.85; and

•	When applicable, we assumed the executives were subject to a 39.6% federal tax rate, 3.75% state tax rate, 1.45% Medicare tax rate and an additional 0.9% Medicare tax.

Potential Post-Employment Payments in Effect as of December 31, 2015
President and Chief Executive Officer — Dennis J. Martin (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$1,610,000	$—	$—	$—	$—	$4,813,900
Pro-Rata Bonus	$805,000	$805,000	$805,000	$—	$—	$805,000
Stock Options	$—	$453,974	$453,974	$—	$453,974	$453,974
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$1,888,168	$1,888,168	$—	$2,380,702	$2,380,702
Life Insurance	$1,449	$—	$—	$—	$—	$1,449
Medical Benefits	$8,950	$—	$—	$—	$—	$26,850
Dental Benefits	$381	$—	$—	$—	$—	$381
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$2,425,780	$3,147,142	$3,147,142	$—	$2,834,676	$8,482,256

(1)
The table above reflects Mr. Martin’s compensation under various scenarios as President and CEO as of December 31, 2015. Mr. Martin was named Executive Chairman effective January 1, 2016. Under a Change-in-Control and Termination without Cause or for Good Reason scenario, Mr. Martin’s severance compensation is capped at 2.99 times the sum of his base salary and his bonus at target. As Executive Chairman, the total amount payable to Mr. Martin under an Involuntary Termination Without Cause or Voluntary Termination for Good Reason would be reduced by $0.6 million. As Executive Chairman, the total amount payable to Mr. Martin under a Change-in-Control and Termination Without Cause or for Good Reason would be reduced by $1.4 million.

Chief Operating Officer — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$739,500	$—	$—	$—	$—	$2,218,500
Pro-Rata Bonus	$304,500	$304,500	$304,500	$—	$—	$304,500
Stock Options	$—	$155,715	$155,715	$—	$155,715	$155,715
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$610,241	$610,241	$—	$790,836	$790,836
Life Insurance	$783	$—	$—	$—	$—	$783
Medical Benefits	$14,780	$—	$—	$—	$—	$44,340
Dental Benefits	$555	$—	$—	$—	$—	$555
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$1,208,722
Other	$—	$—	$—	$—	$—	$—
Total	$1,060,118	$1,070,456	$1,070,456	$—	$946,551	$4,723,951

(1)
The table above reflects Ms. Sherman’s compensation under various scenarios as COO as of December 31, 2015. Ms. Sherman was appointed President and CEO effective January 1, 2016. As CEO, the total amount payable to Ms. Sherman under an Involuntary Termination Without Cause or Voluntary Termination for Good Reason would increase by $0.9 million. As President and CEO, the total amount payable to Ms. Sherman under a Change-in-Control and Termination Without Cause or for Good Reason would increase by $3.2 million.

Senior Vice President and CFO — Brian S. Cooper (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$559,040	$—	$—	$—	$—	$1,671,530
Pro-Rata Bonus	$209,640	$209,640	$209,640	$—	$—	$209,640
Stock Options	$—	$94,119	$94,119	$—	$94,119	$94,119
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$448,766	$448,766	$—	$580,110	$580,110
Life Insurance	$629	$—	$—	$—	$—	$629
Medical Benefits	$13,110	$—	$—	$—	$—	$39,330
Dental Benefits	$555	$—	$—	$—	$—	$555
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$782,974	$752,525	$752,525	$—	$674,229	$2,595,913

(1)	Mr. Cooper’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

Vice President, Human Resources — Julie A. Cook (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$362,040	$—	$—	$—	$—	$1,082,500
Pro-Rata Bonus	$103,440	$103,440	$103,440	$—	$—	$103,440
Stock Options	$—	$37,971	$37,971	$—	$37,971	$37,971
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$151,885	$151,885	$—	$192,926	$192,926
Life Insurance	$465	$—	$—	$—	$—	$465
Medical Benefits	$—	$—	$—	$—	$—	$—
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$465,945	$293,296	$293,296	$—	$230,897	$1,417,302

(1)	Ms. Cook’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of her base salary and her bonus at target.

Vice President, General Manager, Elgin Sweeper — Michael W. Higgins (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$260,715	$—	$—	$—	$—	$695,240
Pro-Rata Bonus	$99,320	$99,320	$99,320	$—	$—	$99,320
Stock Options	$—	$22,899	$22,899	$—	$22,899	$22,899
Restricted Stock	$—	$137,800	$137,800	$—	$137,800	$137,800
Performance Shares	$—	$86,472	$86,472	$—	$110,554	$110,554
Life Insurance	$335	$—	$—	$—	$—	$335
Medical Benefits	$11,085	$—	$—	$—	$—	$29,560
Dental Benefits	$416	$—	$—	$—	$—	$416
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$371,871	$346,491	$346,491	$—	$271,253	$1,096,124

(1)	Mr. Higgins’ severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board is currently comprised of three independent directors, two of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com.
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; and (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.
The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 16. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 -- Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax, and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves types of services and fees; and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.
The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE
John L. Workman, Chair
Bonnie C. Lind
Richard R. Mudge

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2015 and 2014:

Description of Fees ($ in thousands)	2015	2014
Audit Fees (1)	$1,480	$1,436
Audit-Related Fees (2)	$15	$5
Tax Fees (3)	$10	$21
All Other Fees (4)	$—	$—
Total	$1,505	$1,462

(1)
These are fees for professional services for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)
These are fees for professional services with respect to tax compliance, advice and planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. All such services and fees provided by our independent registered public accounting firm during fiscal year 2015 and 2014 were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2015 Annual Meeting, our proposal for NEO compensation received the support of over 98% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including performance share unit awards.
In fiscal year 2013, we achieved our EPS target at the maximum level and performance share units were earned at 200%, subject to a two-year vesting period that ended on December 31, 2015. For fiscal year 2014, we adjusted the weighting placed on the EPS performance metric to 75% and added an ROIC performance metric weighted at 25%. We also extended the performance period from one to two years. We achieved performance under each metric at the maximum level and performance share units issued in 2014 were earned at 200% on December 31, 2015. These earned units are subject to an additional one-year vesting period. For fiscal year 2015, we retained the 2014 performance metrics and weightings and further extended the performance period from two to three years. The performance and vesting periods for performance share units awarded in 2015 end on December 31, 2017. The Committee anticipates retaining a three-year performance period and utilizing the same performance metrics for the 2016 long-term equity incentive awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:

•
Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards and performance share units. We did not grant restricted stock awards to Section 16 Officers in fiscal year 2015 and limited long-term incentive awards to stock options (which are inherently at-risk) and performance share units. All annual equity awards granted to our Section 16 Officers in fiscal year 2015 will only have value if our performance goals are achieved and/or our stock price appreciates.

•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant portion of our NEOs’ total compensation.

Name	2015 Equity Compensation	2015 Total Compensation	Percentage of 2015 Total Compensation Attributable to Equity
Dennis J. Martin	$1,499,999	$3,524,259	42.6%
Jennifer L. Sherman	$549,996	$1,459,864	37.7%
Brian S. Cooper	$399,994	$1,056,696	37.9%
Julie A. Cook	$124,998	$549,989	22.7%
Michael W. Higgins	$109,997	$546,550	20.1%

•
On an enterprise level, in 2015, we exceeded our earnings performance metric target but did not meet the threshold primary working capital target under the STIP. As a result, consistent with our pay-for-

performance philosophy, all of our NEOs received annual cash bonus payments under the STIP for fiscal year 2015, earning between 100% and 126% of the financial targets.

•
Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are targeted at or below the 50th percentile of competitive market data.

•	We believe our pay practices are favorable to stockholders. For example:

•	Our 2015 Plan does not use liberal share counting;

•
Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;

•
Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;

•
Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a Section 16 Officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results; and

•
Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, limited the elements of a termination with “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).

•
Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Mr. Martin, our Executive Chairman, owns stock valued at more than five times his base salary and exceeds his stock ownership requirement. Likewise, Ms. Sherman, our CEO, exceeds her stock ownership requirement with stock holdings in our Company valued at more than five times her base salary. Mr. Higgins, Vice President and General Manager, Elgin Sweeper Company, also exceeds his stock ownership target. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016
The Audit Committee selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal year 2015. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016. If a majority of our shares does not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2015.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2015 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	2,100,849	$10.29	—
2015 Executive Incentive Compensation Plan (3)	4,038	$15.07	7,778,990
Total	2,104,887	$10.29	7,778,990

(1)	All of our equity compensation plans have been approved by our stockholders.

(2)	No additional awards were available for grant under this plan after April 28, 2015.

(3)	“Full value” awards, which include restricted stock awards and performance share units, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2016 Annual Meeting of Stockholders, the proposal must be received on or before November 16, 2016.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2017 Annual Meeting, we must receive information relating to such other business by January 26, 2017, but not before December 27, 2016, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2017 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 16, 2016

APPENDIX A

SEC REGULATION G NON-GAAP RECONCILIATION

The Company’s Proxy Statement includes reference to certain financial measures which are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP adjusted net income and earnings per share from continuing operations (“EPS”) to GAAP income from continuing operations and diluted EPS from continuing operations in each of the two years in the period ended December 31, 2015 is included below:

	For the Years Ended December 31,
(in millions)	2015	2014
Income from continuing operations	$65.8	$59.7
Add:
Income tax expense	34.1	23.7
Income before income taxes	99.9	83.4
Add:
Restructuring	0.4	—
Adjusted income before income taxes	$100.3	$83.4
Adjusted income tax expense (1)(2)	(35.6)	(27.6)
Adjusted net income from continuing operations	$64.7	$55.8

	For the Years Ended December 31,
(dollars per diluted share)	2015	2014
EPS, as reported	$1.04	$0.94
Add:
Income tax expense	0.54	0.37
Income before income taxes	1.58	1.31
Add:
Restructuring	0.00	—
Adjusted income before income taxes	$1.58	$1.31
Adjusted income tax expense (1)(2)	(0.56)	(0.43)
Adjusted EPS	$1.02	$0.88

(1)
Adjusted income tax expense for the year ended December 31, 2015 excludes a $1.4 million net benefit from special tax items, comprising of a $4.2 million net tax benefit associated with tax planning strategies, offset by a $2.4 million adjustment of deferred tax assets and $0.4 million of expense associated with a change in the enacted tax rate in the U.K. Adjusted income tax expense for the year ended December 31, 2015 also excludes the tax effects of restructuring charges.

(2)
Adjusted income tax expense for the year ended December 31, 2014 excludes the benefit of two special tax items: $3.5 million for the release of valuation allowance against foreign deferred tax assets and $0.4 million associated with a change in the Spanish income tax rate.

A - 1

The Company’s Proxy Statement includes reference to a total debt to adjusted EBITDA ratio. Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to GAAP income from continuing operations in each of the two years in the period ended December 31, 2015 is included below:

	Year Ended December 31,
($ in millions)	2015	2014
Total debt	$44.1	$50.2

Income from continuing operations	65.8	59.7
Add:
Interest expense	2.3	3.6
Restructuring	0.4	—
Other expense, net	1.0	1.7
Income tax expense	34.1	23.7
Depreciation and amortization	12.3	11.5
Adjusted EBITDA	$115.9	$100.2

Total debt to adjusted EBITDA ratio	0.4	0.5

A - 2

FEDERAL SIGNAL CORPORATION ATTN: DANIEL A. DUPRÉ 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERAL SIGNAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Nine Directors	☐	☐	☐
Nominees:
	01) James E. Goodwin	06) William F. Owens
	02) Paul W. Jones	07) Brenda L. Reichelderfer
	03) Bonnie C. Lind	08) Jennifer L. Sherman
	04) Dennis J. Martin	09) John L. Workman
05) Richard R. Mudge

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Approve, on an advisory basis, our named executive officer compensation.					☐	☐	☐
3.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2016.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2016 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Daniel A. DuPré and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; and (b) “FOR” Proposals 2 and 3, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 10:59 PM CDT on April 21, 2016, you will be treated as directing the Plan’s Trustee to vote these shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

              Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side